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                                                                     Exhibit 5.1



                            LEAVY ROSENSWEIG & HYMAN
                               11 East 44th Street
                               New York, NY 10017



                                                                December 8, 1998


Centennial Cellular Corp.
50 Locust Avenue
New Canaan, CT  06840

                   Re: Common Stock, $.01 par value per share

Ladies and Gentlemen:

                  We have acted as counsel to Centennial Cellular Corp., a Delaware corporation (the "Company"), in connection with the issuance of shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), in a proposed merger (the "Merger") between the Company and CCW Acquisition Corp., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of July 2, 1998 and as amended as of November 29, 1998, between the Company and CCW Acquisition Corp. (the "Merger Agreement"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (the "Registration Statement") relating to the Common Stock. In this connection, we have examined the Merger Agreement and those corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

                  In our examination of the documents and in rendering the opinions set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. In rendering the opinions set forth below, we have relied on the description of the transaction as set forth in the Registration Statement and its accompanying exhibits.







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Centennial Cellular Corp.                                                    2


                  Based on the foregoing, it is our opinion that, upon consummation of the Merger pursuant to the Merger Agreement, the Common Stock will be duly authorized for issuance and, upon receipt of the Common Stock by stockholders of the Company in the Merger, will be fully paid and non-assessable.

                  We consent to the use of our name in the Registration Statement and in the prospectus contained in the Registration Statement as it appears in the caption "Legal Counsel" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations under the Securities Act.

                  The opinions expressed above are limited to the federal laws of the United States of America, the laws of the State of New York and the corporate law of the State of Delaware as in effect on the date hereof.


                                            Very truly yours,


                                            LEAVY ROSENSWEIG & HYMAN

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